Exhibit 99.1

NEWS RELEASE
www.vocaltec.com

MAGICJACK PROVIDES SMB UNIT UPDATE

•	Plans to lower pricing and streamline operating efficiencies
•	Will focus on adding customers through digital media and retail
•	Expects to begin selling new low priced proprietary ATA device in Q2 2017

West Palm Beach, Fla. and Netanya, Israel, January 24, 2017 – magicJack VocalTec Ltd. (Nasdaq: CALL), a leading VoIP cloud-based communications company, today provided an update on its SMB business unit and its plans to leverage the product development investments made in 2016 by focusing on lowered pricing, streamlining its go-to-market strategy, driving sales primarily through digital media and retail, and product innovation.

“In 2016 we developed and delivered a terrific SMB product that provides a compelling value proposition to the small office/home office customer,” said Gerald Vento, President and CEO of magicJack VocalTec.  “We now see an opportunity to disrupt the SMB market, like we did in the consumer market, with low prices by applying our ultra-low cost DNA. We believe we can achieve an attractive long-term customer lifetime value outcome at favorable customer acquisition costs over time.”

In addition to lower pricing, magicJack’s SMB business will be introducing a new SMB ATA device during Q2 2017. The new device, which incorporates proprietary chip technology, will enable customers to subscribe for SMB services without changing their existing legacy handsets.  The ATA device is designed to be easy to use and install, allowing SMB customers extend the useful life of their traditional analog devices via magicJack’s low-cost voice over IP telephony network.

“We are excited by the SMB Business opportunity and believe that the combination of lower pricing, more efficient operating cost structure, low cost customer acquisition strategy and our product innovation provide us with the platform for growth,” concluded Mr. Vento.

In connection with the new direction and improved operating efficiencies, Keith Reed, SVP and General Manager of SMB, will be departing the company to pursue other opportunities effective February 3, 2017. Magicjack intends to provide a revised 2017 financial forecast for the SMB business unit reflecting its updated strategy on the Q4 2016 earnings call.

About magicJack VocalTec Ltd.

magicJack VocalTec Ltd. (Nasdaq:CALL), the inventor of magicJack and a pioneer in Voice over IP (VoIP) technology and services, is a leading cloud communications company. With its easy-to-use, low cost solution for telecommunications, the Company has sold more than 11 million award-winning magicJack devices, which is now in its fifth generation, has millions of downloads of its free calling apps, and holds more than 30 technology patents. magicJack is the largest-reaching CLEC (Competitive Local Exchange Carrier) in the United States in terms of area codes available and number of states in which it is certified.

Broadsmart, a leading hosted UCaaS (Unified Communication as a Service) provider for medium-to-large multi-location enterprise customers, is a division of magicJack VocalTec Ltd. Broadsmart has a track record of designing, provisioning and delivering complex UCaaS solutions to blue chip corporate customers on a nationwide basis. Broadsmart has expertise in servicing enterprises with hundreds-to-thousands of locations.

NEWS RELEASE
www.vocaltec.com

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the 2016 Annual Meeting.  The Company intends to file a definitive proxy statement and proxy card with the SEC in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of the Company’s directors and executive officers in Company stock, restricted stock and options is included in our SEC filings on Forms 3, 4 and 5, which can be found through the Company’s website www.vocaltec.com in the section “Financial Information” or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including the Company’s definitive proxy statement for the 2015 Annual Meeting of Shareholders and its Annual Report on Form 10-K for the year 2015. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2016 Annual Meeting. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.vocatec.com in the section “Financial Information.”

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements about strategy, future operations, new product introductions and customer acceptance, future financial position and forecast, prospects, plans and objectives of management, are forward-looking statements. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements.   These factors include, among other things: changes to our business resulting from increased competition; our ability to develop, introduce, market and monetize innovative products, services and applications, including our SMB products and new SMB ATA device; our ability to drive sales in the SMB unit through digital media, retail and product innovation; delays in development we may experience with respect to SMB products; our customer turnover rate and our customer acceptance rate; our ability to expand our network of small, medium-sized and large businesses; changes in general economic, business, political and regulatory conditions; availability and costs associated with operating our network and business and our ability to control costs; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies; the degree of legal protection afforded to our products; changes in the composition or restructuring of us or our subsidiaries and the various other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

magicJack® is a registered trademark of magicJack VocalTec Ltd. All other product or company names mentioned are the property of their respective owners.

Contact:

Seth Potter
Investor Relations
561-749-2255
ir@vocaltec.com